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Exhibit 99.1

Casella Waste Systems Announces Add-On Note Offering

RUTLAND, VERMONT (January 22, 2004)—Casella Waste Systems, Inc. (Nasdaq: CWST) announced today that it intends to offer an additional $45 million aggregate principal amount of 9.75% senior subordinated notes due 2013, subject to market and other conditions. The terms of the notes offered will be substantially identical to Casella's existing $150 million aggregate principal amount of 9.75% senior subordinated notes due 2013. The notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to non-U.S. persons outside the United States under Regulation S under the Securities Act. Casella will use the net proceeds of the offering to repay all outstanding borrowings under its revolving credit facility and the remainder will be used for general corporate purposes, including acquisitions. As of January 16, 2004, Casella had an aggregate of $34.7 million outstanding under its revolving credit facility.

The notes have not been registered under the Securities Act of 1933, as amended, or any applicable state laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This notice does not constitute an offer of any securities for sale. Casella intends to offer to exchange these privately placed notes for substantially identical registered notes following the completion of the offering. After the exchange, these notes will be identical to, and will trade as a single series with, the existing 9.75% senior subordinated notes due 2013.

Casella Waste Systems, headquartered in Rutland, Vermont, provides collection, transfer, disposal and recycling services primarily in the northeastern United States.

For further information, contact Richard Norris, chief financial officer; or Joseph Fusco, vice president; at (802) 775-0325, or visit the company's website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are forward- looking statements. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: our ability to sell the notes; general economic conditions; our efforts to expand or otherwise reposition our new and existing disposal facilities to increase the amount of municipal solid waste that may be accepted may meet with unanticipated resistance or otherwise take longer than expected; continuing weakness in general economic conditions may affect our revenues; and fluctuations in the commodity pricing of our recyclables may make it more difficult for us to predict our results of operations. Other factors which could materially affect such forward-looking statements can be found in our periodic reports filed with the Securities and Exchange Commission, including certain factors which could affect future operating results detailed in the Management's Discussion and Analysis section in our Form 10-K for the fiscal year ended April 30, 2003, and in our most recently-filed Form 10-Q.

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Casella Waste Systems Announces Add-On Note Offering